Exhibit 99.2

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NOVEMBER 12, 2013 / 01:30PM GMT, SCLN - Q3 2013 SciClone Pharmaceuticals, Inc. Earnings Conference Call

C O R P O R A T E    P A R T I C I P A N T S

Jane Green SciClone Pharmaceuticals Inc - IR Group

Friedhelm Blobel SciClone Pharmaceuticals Inc - President and CEO

Hong Zhao SciClone Pharmaceuticals Inc - CEO of China Operations

Wilson Cheung SciClone Pharmaceuticals Inc - SVP & CFO

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Hamed Khorsand BWS Financial - Analyst

Yi Chen Aegis Capital - Analyst

Tim Lynch Stonepine Capital - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the quarter three 2013 SciClone Pharmaceuticals earnings conference call. My name is Annette, and I will be your coordinator for today. At this time, all participants are in listen-only mode. Following the Company’s remarks, we will conduct a question-and-answer session, and instructions will be provided at that time for you to queue up for questions.

(Operator Instructions)

Please be advised, this conference is being recorded for replay purposes. I will now turn the conference over to Jane Green in SciClone, Investor Relations group. Please proceed.

Jane Green - SciClone Pharmaceuticals Inc - IR Group

Good morning. SciClone would like to thank you for joining the call today. The Company would also like to remind you that today’s call is being recorded. Speaking on today’s call are Dr. Friedhelm Blobel, President and Chief Executive Officer, Wilson Cheung, Senior Vice President and Chief Financial Officer, and Hong Zhao, Chief Executive Officer, China Operations.

It is SciClone’s intent that all forward-looking statements, including statements regarding financial guidance and commercial and development activity, made during today’s call be protected under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties. Actual events or results may differ materially from those projected or discussed.

All forward-looking statements are based upon current information available, and SciClone assumes no obligation to update these statements. To better understand these risk factors, please refer to the documents that SciClone files with the Securities and Exchange Commission, including forms 10-Q and 10-K. Now, I will turn the call over to Friedhelm Blobel.

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Good morning, and welcome to SciClone’s financial results conference call and webcast for the third quarter ended September 30, 2013. We are pleased with our performance in the third quarter, and especially our ability to grow our overall business by 20%, and ZADAXIN sales by 15%, compared to the second quarter of this year, reflecting continued strong demand for our lead product and our overall portfolio of marketed products. We continue to believe that SciClone is well-positioned for growth, and expect to see continued ZADAXIN growth in the fourth quarter.

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NOVEMBER 12, 2013 / 01:30PM GMT, SCLN - Q3 2013 SciClone Pharmaceuticals, Inc. Earnings Conference Call

There are a number of external and internal factors that represent both opportunities and challenges, and that are driving SciClone’s performance this year. I will focus my comments on those measures and provide some perspective on our expectations for the future. I will begin with some perspective on the evolving China pharmaceuticals marketplace and the factors that are having an impact on its rate of growth, and on SciClone’s performance in the second half of this year.

Key among these factors is the China government’s increased emphasis in the third quarter on anti-corruption enforcement in the Pharma market. As we have discussed before, and as many industry analysts have noted, the China pharmaceuticals market continues to grow at a rate that far exceeds established Western markets. Estimates of that future growth rate have varied, but have been in the range of 17% to 20% in recent years.

Analysts continue to predict that by 2020, China will have expanded to become the world’s second largest pharmaceutical market, growing from estimated $80 billion last year to potentially $220 billion to $230 billion by that time. That growth continues to be driven by the government’s massive healthcare reform implementation, which includes expanding healthcare products, services and coverage throughout the population. And, as China’s middle class continues to grow, that is translating into more discretionary spending on healthcare, and also in different medicines that have the imprimatur of vested GNP manufacturing and quality controls.

At the same time that the China government is expanding access and coverage, it is looking for ways to control the growth of its overall spending on health care, including pharmaceuticals, devices and services. So there continues to be a complex dynamic in the China market, creating growth opportunities on the one hand and uncertainties on the other. In the last few months, this dynamic has been made more complex by the added element of the government’s very public anti-corruption investigation of pharmaceutical companies, mainly focused on large multi-national companies, or MNCs.

More recently, some local companies were also implicated. As this situation has unfolded, the Pharma industry across the board has begun to feel its impact. There is evidence to suggest that drug sales growth in general has slowed in the third quarter, resulting in a sharply lower rate of growth than in prior quarters. Analysts believe that this slowdown is not related to a fundamental decrease in demand or utilization per se. Rather, it may represent a natural reaction by the industry to increase government scrutiny into a marketplace that is in transition.

There is evidence that pharmaceutical companies, and companies throughout the pharmaceutical supply chain, have been reducing their external profile, exercising greater caution, and restrained in their sales, marketing and product promotion efforts, as well as in their customer interactions, and are focusing resources on reassessing their internal corporate compliance practices and policies. Like any market, the China pharma market is reliant on marketing and promotional activity to drive sales. Thus, the reduction in pharma companies’ marketing activities has had the effect of slowing of growth.

It is not known whether the government’s oversight of the Pharma industry will grow more robust or ebb over time. However, industry analysts predict that while this trend may continue for a while, it does not reflect the change in their overall outlook on the China market. China continues to represent unique opportunities for growth that are unmatched elsewhere in the world. And with the potential for hundreds of millions of new consumers with growing spending power, SciClone, which has a reputation for providing high quality differentiated products and has broad regulatory compliance programs in place, should continue to do well.

The key question that we have been addressing internally is what we can do to counteract or adjust to these market pressures. While we do not have control over the macro issues emerging from the government’s increased emphasis on compliance, we are, and have been, focusing on those aspects of our business that we can control. We believe that SciClone is well-positioned to weather the challenges of this growth market as it evolves. We believe that the strategic, organizational and operational improvements we have put in place, combined with our continued strong emphasis on continuously improving our compliance efforts, are the right ways to reestablish the foundation for our long-term revenue growth.

As other companies may just now be getting started in examining and making changes to their compliance activities, SciClone has several years of valuable experience under its belt in this effort. We have significantly upgraded and improved our compliance activities and controls, and believe that we are a stronger and more competitive company because of these enhancements. We believe that our financial results in the third quarter reflect the industry and marketplace dynamics I have just discussed. There are also internal challenges that have affected our performance.

At the end of the second quarter, having resolved the business and channel inventory problems that weakened the first half of the year, we foresaw the potential to resume a stronger rate of growth in the second half of the year, especially in our ZADAXIN business. We knew, however, that our year-to-date performance would continue to be weakened, due to the impact of the channel inventory buildup we identified at the end of 2012, and which affected the first half of 2013. We were pleased to see that ZADAXIN sales continue to grow in the third quarter compared to the second quarter. While this growth rate is not as strong as we would have liked, it is still significant, given the changing market dynamics I discussed.

In view of this macro environment, we were particularly encouraged by our ability to achieve double-digit year-over-year growth in ZADAXIN unit demand in hospitals in this quarter. Looking ahead, we continue to believe that ZADAXIN has significant growth potential in the current indications for which it is used, as well as new indications. Thymosins, which have been key component of traditional Chinese medicine for more than 50 years, continue to be a major pharmaceutical market category, with sales in the $600 million to $700 million range. ZADAXIN continues to be the leading brand in this growing market category.

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NOVEMBER 12, 2013 / 01:30PM GMT, SCLN - Q3 2013 SciClone Pharmaceuticals, Inc. Earnings Conference Call

As we discussed in our second quarter conference call, we are exploring the opportunity to potentially expand ZADAXIN utilization, both in and beyond China, based on encouraging clinical data from the sepsis trial conducted in China, the results of which were published earlier this year. The scientific advisory board of US and European sepsid experts reconvened earlier this year has advised us on clinical and registration strategies, and have been supportive of pursuing the sepsis indication.

We are also engaged in discussions with the US FDA and the European EMEA to determine whether there could be a path made to registration for ZADAXIN in sepsis in either or both of these markets, which it could pursue the same time that we pursue a label expansion strategy in the China market. We plan too continue to assess the sepsis market opportunity, including what it will require to achieve market approval in the US and Europe, as well as other commercial issues.

There are currently no drugs approved by the FDA or EMEA for sepsis, and the disease remains an major unmet medical need, especially among certain at-risk populations, such as elderly and immunocompromised patients. We are also aware that this is a difficult indication, and that others in the industry have tried unsuccessfully to develop sepsis treatments. We intend to continue to further evaluate what clinical and regulatory activities we would need to undertake in China, the US and Europe, and could be in a position to determine feasibility in the first half of 2014.

In addition to our sepsis strategy, we have several positive initiatives underway focused exclusively on the China market that are designed to expand ZADAXIN utilization in additional therapeutic areas that represent very large market opportunities. We are working with several influential and well-known investigators in China, who are affiliated with the major universities and medical centers, and who are conducting clinical trials in patients with chronic hepatitis B, hepatic cell carcinoma and non-small cell lung cancer. These trials are multi-centered, randomized, investigative sponsored studies.

The chronic hepatitis B trial was initiated in June, and involves 800 subjects at 55 sites. The liver cancer trial should begin in December, and involves 360 subjects at 20 sites. The non-small cell lung cancer trial has not yet been initiated, but is anticipated to involve 300 subjects at 20 sites. SciClone’s only expense is to provide ZADAXIN supply for the trials. We are hopeful of favorable outcomes from these multi-year trials, and believe that these studies underscore ZADAXIN’s therapeutic and commercial potential and can strengthen its leadership position.

Assuming positive data, we believe that the market expansion opportunities for ZADAXIN would be substantial, and could assure significant sales growth for the long-term. We believe that continuing to cultivate ZADAXIN’s protection in the market, while at the same time advancing newer products with commercial potential that can equal or exceed ZADAXIN, is the right strategy to diversify and enhance our revenue and profitability growth in the long-term.

We are hopeful that DC Bead will be the next product to be introduced to the market once the regulatory review is completed. And Neucardin and ProFlow represent important new entrants in the growing cardiovascular market, potentially within the next two to three years. We believe that both Neucardin and ProFlow represent very large market opportunities for SciClone, on the order of or potentially even greater than ZADAXIN.

I will now discuss our promotion business, which we believe continues to represent strategic and financial value to our company, but which is also evolving and is having an impact on our overall performance. As we previously noted, our partnership agreement with Baxter has been finalized, and we are pleased with the financial terms we have achieved in this partnership. Our partnership with Pfizer is also evolving nicely, and we are pleased with the direction of our discussions relative to the terms of the agreement. Finalization of the agreement is pending additional review with Pfizer’s administration and is proceeding apace, even given the broader industry metrics discussed before.

We are disappointed that our negotiations with Sanofi regarding a multi-year renewal have not been fruitful, and that we were not able to come to agreement on equitable terms. As a result, this partnership well end at the end of this year. We are currently working on a transition plan with Sanofi that we expect to complete before the end of the year. The negotiations with Sanofi took much longer than we anticipated, creating uncertainty for our sales organization, questions about the composition of the product portfolio, and loss of momentum in the second half of the year.

Assuming a favorable outcome in the transition plan, our revenue expectations for 2013 should not be materially affected, enabling us to achieve the guidance we have provided at the lower end of the range. We also plan to implement some restructuring within our commercial organization, which will have some associated charges. Wilson will discuss these metrics in some additional detail in a few minutes. All of SciClone’s partnerships are important to us, but only insofar as they are reasonably structured for profitability and contribute to our ability to grow our business.

Establishing a profitable promotion business remains a valuable commercial strategy and a key priority for SciClone going forward. We are working aggressively to establish additional new promotion agreements that meet these criteria and that will bring into our portfolio therapeutically differentiated and commercially attractive product opportunities in growing market segments. Expanding our propriety, promotion and in license product portfolio is a key growth strategy for building our business for the future, and we believe that the promotion marketplace hold significant opportunities for SciClone in the near future.

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NOVEMBER 12, 2013 / 01:30PM GMT, SCLN - Q3 2013 SciClone Pharmaceuticals, Inc. Earnings Conference Call

I will conclude by emphasizing some of the positive factors that give us confidence about our business. I believe that what is in our hands to control by implementing and executing well. We are exclusively focused on growing our business. The ZADAXIN inventory levels are completely back too normal. Demand remains high, and is growing, and we believe that ZADAXIN continues to have significant growth potential. Neucardin and ProFlow are important additions, and we believe they represent very attractive near-term commercial opportunities as growth engines for our company once they enter the market.

One of SciClone’s major strengths is the longevity we have in the China market, which enables us to take the long view and know that we have the resources and experience to deal with change. Among our most valuable resources is our Board of Directors, including our two most recent additions, Nancy Chang and Simon Lee. Both Nancy and Simon have vast experience in the China market, and both are well known and well respected executives with significant commercial and business expertise. We have been gratified by accolades we have received when we announced both board appointments, and appreciate both Nancy’s and Simon’s commitment to building SciClone’s success.

Our overall perspective on our business today and growth prospect over the long-term remains positive. We believe that the personnel additions, improvements in our business practices and accounting controls, and strong focus on company-wide compliance in all levels, which we have implemented over the last several quarters, are having a long-term, positive effect on our business and reputation in the China pharma market. And we have strengthened our company’s foundation for assuming its growth trajectory. Now I would like to ask Hong to share some of his perspectives with us. Hong?

Hong Zhao - SciClone Pharmaceuticals Inc - CEO of China Operations

Thank you, Friedhelm. I would like to offer some additional perspective on the sum of the market strategy we have [implemented] designed to drive sales and build our revenue and profitability. Our key strategies are focused on extending ZADAXIN’s market penetration and strengthening its marketing position as a leading brand, as well as strengthening our (inaudible) business and our cardiovascular franchise.

Friedhelm mentioned our initiatives in the areas of (inaudible), hepatitis B, liver cancel and non-small cell lung cancer. We see these as high (inaudible) indication that represent under-served market in China, and which ZADAXIN could play an important role. A key aspect of long term strategic planning for ZADAXIN is to counterweight stronger, broader relationships with all our stakeholders, including the medical community, hospital administration, and the pharmacies, regulatory authorities and the patient community.

We also plan to collaborate with clinical, medical, academy and commercial institutions to support the further treatment opportunities in hepatitis and severe infectious disease such as sepsis. We are implementing a focus groups, especially for ZADAXIN, as well as for our current oncology portfolio, which, including our focus on key cities such as Beijing and Shanghai.

We are also working closely with our popular contributor on focus plan to launch Aggrastat and to drive sales through a key account approach, and treating to middle-sized hospitals. Equally important to those focus external strategies are the internal programs currently underway. Those include new incentive plan to build a strong, lean organization, enhance treating education and [recommendation] programs, and continue to build a stronger unified and [competent] culture, in which constantly the improvement in compliance is a top priority for everyone.

Despite the fact that 2013 has been a challenging year for the organization, we have been able to strengthen our management team and instill in our people in the positive sense of our future. Everyone is excited about the growth strategies we are putting in place, and they are unified in their belief that we can beat aggressive growth goals. We have a great team, and I am confident that everybody will perform well. Back to you, Friedhelm.

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Thank you, Hong. Now I would like to ask Wilson to discuss our financial performance for the third quarter of 2013. Wilson?

Wilson Cheung - SciClone Pharmaceuticals Inc - SVP & CFO

Thanks, Friedhelm. Before I review our third quarter 2013 financial results, I would like to provide an update on our stock repurchase program. We had reopened are trading window on Friday, August 9. In August, our Board of Directors authorized an increase in the share repurchase program by $10 million to $50.5 million, and extended the program through December 31, 2014.

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NOVEMBER 12, 2013 / 01:30PM GMT, SCLN - Q3 2013 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Approximately $38.2 million has been utilized through September 30. Approximately $12.3 million remains available. We continue to believe that our stock is undervalued, and that the increase in the stock repurchase plan is in the best interest of our shareholders. With respect to the ongoing SEC/DOJ investigations, as we have discussed, we do not have visibility on when the SEC/DOJ investigations will be concluded.

Contrary to some erroneous media reports, since the beginning of 2013, SciClone has not received any additional subpoenas. I would like to reiterate that we remain absolutely committed to operating our business in compliance with US laws and in the territories where we operate, with particular emphasis on the US FCPA and with our [soxborough] four requirements, including extensive internal audit programs to monitor our operations, robust compliance training and certifications for our employees, importers, and distributors, and increasing oversight and coordination from our US corporate office.

Now, I would like to review our financial results for the third quarter and nine months ended September 30, 2013. For purposes of this call, I would like to focus my commentary on Q3 results. Please also refer to our press release issued today for full details. ZADAXIN sales increase 15% in the third quarter of 2013 compared to second quarter of 2013, and combined with revenue from other marketed projects, drove our overall company revenue growth of 20% in the third quarter of 2013, compared to the second quarter of 2013.

Overall revenues were $35.2 million, a decrease of $5.5 million or 13% for the third quarter of 2013, compared to same period of last year. ZADAXIN revenues were $25 million, a 20% decrease compared to $31.2 million for the same period of last year. On a GAAP basis, our net income for the third quarter 2013 was $8.7 million, compared with a loss of $13.2 million for the same period of last year, or $0.16 per share on a both basic and diluted basis, compared with a loss of $0.23 per share on a both basis and diluted basis for same period of last year.

Our non-GAAP net income for the third quarter of 2013 was $9.7 million, compared to $12 million for same period of last year, or $0.18 per share on both a basic and diluted basis for the third quarter 2013, compared to $0.21 per share on the both basis and diluted basis same period of last year. We believe this non-GAAP information is useful for investors, taken in conjunction with our GAAP financial statements, because management uses information internally for its operating, budgeting and financial planning purposes.

Non-GAAP information is not prepared under a comprehensive set of accounting rules, and should only be used to supplement an understanding of our operating results as reported under GAAP. The non-GAAP calculations and reconciliation are provided in the accompanying table, titled reconciliation of GAAP to non-GAAP net income in the press release.

Sales and marketing expenses for the third quarter of 2013 were $16.5 million, compared to $17.1 million for the same period last year. The decrease of $0.6 million in the 2013 period was a result of the expense savings measures we implemented in our sales and marketing activities, with the goal of achieving profitability in all of our product lines, including the promotion business. Research and development expenses for the third quarter of 2013 was $0.6 million, compared with $0.9 million for the same period last year. The decrease in R&D expenses from operations for the third quarter is primarily due to the discontinuation of the Company’s SCV-07 program.

General and administration expenses for the third quarter of 2013 were $8.2 million, compared with $5.7 million for the same period last year. As expected, the increases were primarily attributable to higher legal and accounting costs associated with the ongoing government investigation, improvements to the Company’s foreign corruption practice act compliance efforts, legal matters associated with the MEDA arbitration, and bad debt expense.

In July 2013, the company and the representatives of the former stockholders of Novamed entered into a confidential escrow agreement pursuant to which the Company retained approximately $0.8 million in cash and 342,300 shares of its common stock, having a combined value of $2.6 million on the settlement date that was recorded to other income during the third quarter of 2013. As of September 30, 2013, cash and cash equivalents, restricted cash and investments totaled $89.2 million, compared to $87 million as of December 31, 2012.

Now, I would like to comment on our 2013 guidance, expanding on the remarks Friedhelm made a few minutes ago. We are confirming the guidance we provided at the end of the second quarter, for revenues of $135 million to $145 million, and non-GAAP earnings per share $0.55 to $0.61. We believe we can deliver results at the lower end of this range. Our expectations are subject to the uncertainty regarding the fourth-quarter impact of the non-renewal of the Sanofi promotion agreement.

Our current guidance is based on our continued promotion of Sanofi products as planned through the end of 2013. If our current transition discussions with Sanofi do not result in continuing to promote their products during the fourth quarter as planned, we may experience a further decline in revenues as well as in earnings per share. We expect that the expiration of the Sanofi promotion agreement will lead to a restructuring within some parts of the sales organization, but it is too early to provide details about such a planned restructuring at this time.

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NOVEMBER 12, 2013 / 01:30PM GMT, SCLN - Q3 2013 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Relative to our cash balance, we project that cash and investments as of December 31, 2013 will be greater than $105 million, which remains unchanged from previous guidance. Again, this amount excludes the cash impact of any repurchases of common stock during 2013, any in-licensing related payments to Zensun and TLC, and also restructuring charge payments. With that, I will now turn the back call over to Friedhelm.

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Thank you, Wilson. Now, I would like to ask the operator to open the call for questions. Operator?

Q U E S T I O N    A N D    A N S W E R

Operator

Thank you.

(Operator Instructions)

The first question comes from the line of Hamed Khorsand, BWS Financial. Please proceed.

Hamed Khorsand - BWS Financial - Analyst

Hello. Friedhelm, this is directed toward you, with the comments you made earlier regarding what the market conditions and all of the industry participants really clamping down on sales and marketing. Why would that have an impact on SciClone, given that you guys have been going through this DOJ situation for a while, and you’ve restructured the Chinese operations a while ago? So why can’t you just continue marketing, just as business as normal?

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Hamed, that’s a good question. But I think to fully understand that, you need to see that the doctors in China have been very, very concerned and are refusing to meet salespeople from any pharmaceutical company, from any device company at all. For weeks, they were just flatly refusing to see anybody, because they were a frayed that they could get into trouble, including that they could get arrested. And obviously, this business, as so many, is promotion-sensitive, and that did not apply only to MNCs or those names which went through the press, but it applied to everybody, including also local companies.

Hamed Khorsand - BWS Financial - Analyst

Okay. Are you seeing any impact from a pricing standpoint on ZADAXIN?

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

No. We don’t see any impact from a pricing point. There are some price investigations going on, but we are not part of that. And as you know, we have managed pricing in the past. So I don’t see any direct impact at this point.

Hamed Khorsand - BWS Financial - Analyst

Okay. And could you quantify how much you think revenue has been hit by this? Is that really the reason why you are guiding towards the lower end of guidance? That is a $10 million hit.

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NOVEMBER 12, 2013 / 01:30PM GMT, SCLN - Q3 2013 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

The range was $10 million. But I think it is very difficult to predict exactly what the normal number would have been. You see varying impact, some dramatic numbers like GSK, which was public there with minus 61%. Another number from a big company, Sanofi grew 5% after they have experienced in the high 20% growth all of the time.

And I think if you talk with people here, the general thinking is that the market growth in Q3, and maybe in the second half of the year, will be more around 10%. Maybe high single digits, but practically all people also expect that in 2014, it will get back to whatever the expected growth rate had been before for the next couple of years, which is somewhere in the close to 20%, be it 17% to 20%, something around that. That is the expectation of most people, that this would get back next year. Some people say it is maybe in Q2, some people say in Q1, but that is the expectation.

Hamed Khorsand - BWS Financial - Analyst

Okay. And last question is, on the last call you had been talking about the sales force being down about, at that time, 150 people year over year. What kind of restructuring are you planning on, given that it sounds like sales force is already smaller than it was last year?

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Because of the Sanofi impact, we are currently looking until we will certainly move some people lateral into our other businesses. But because the ZADAXIN business, we think, is going well, and — but this may still lead to a certain reduction of those people who have promoted the Sanofi business before, but we haven’t finalized these plans. And therefore, I can’t give you some more details in that regard, as well as Wilson could not give any kind of financial impact of that. But should we have some clear numbers, we will certainly let you know.

Hamed Khorsand - BWS Financial - Analyst

How many salespeople at the end of the quarter?

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

About 600.

Hamed Khorsand - BWS Financial - Analyst

Okay. Great. Appreciate it.

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

And support. Plus the support functions like training, like SFE and the like.

Hamed Khorsand - BWS Financial - Analyst

All right. Thank you.

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Sure.

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NOVEMBER 12, 2013 / 01:30PM GMT, SCLN - Q3 2013 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Operator

The next line of question come from the line of Yi Chen of Aegis Capital. Please proceed.

Yi Chen - Aegis Capital - Analyst

Hello, thank you for taking my questions. Firstly, can you give us an idea how much revenue is generated per year or per quarter through the Sanofi agreement?

Wilson Cheung - SciClone Pharmaceuticals Inc - SVP & CFO

This is Wilson here. Good morning. If you look at the current run rate for Sanofi, it is approximately in the high 20 millions for the entire year, roughly 20 for the [magnums], (inaudible) plus. Bear in mind that the impact on Sanofi is not going to be that significant in the Q4, only because we are just starting to wind down that business with them. The impact, even though it might be a little bit more significant in (technical difficulty), to a much lesser extent it will impact the EPS, because the profitability for the promotion business is not as good as the ZADAXIN business.

Yi Chen - Aegis Capital - Analyst

Starting 2014, this part of the revenue will be gone? Is that correct?

Wilson Cheung - SciClone Pharmaceuticals Inc - SVP & CFO

That is correct.

Yi Chen - Aegis Capital - Analyst

Okay. And as Friedhelm previously mentioned, that you expect the marketing condition probably will last into first or second quarter 2014. What do you expect the new norm, or the resumed normal revenue of ZADAXIN will be after the marketing condition improves?

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

We have had for a long time the goal to grow with the market or above the market, and I think that is still our expectation and the goal. And I think once this business — the pharma businesses is back to a more normal way, I think, for us, it probably will improve our competitive position, because we have had very strong compliance programs the last several years. And some of our local competitors will have to strengthen their programs. So I think that could, mid-term, be an actually strengthening of relative competitive position.

Yi Chen - Aegis Capital - Analyst

Okay. Thanks. My final question is, is there any update on the MEDA arbitration?

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Yes, the — it is not yes yet finished. The arbitrators, we had a meeting in August of this year. The arbitrators, they are still internal among the three of them discussing, and it could be that it may become the settlement — or whatever the conclusion of the arbitrators is that it may move into Q1. That is possible, but it could also still come later this quarter.

Yi Chen - Aegis Capital - Analyst

Okay. Thank you.

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NOVEMBER 12, 2013 / 01:30PM GMT, SCLN - Q3 2013 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Sure.

Operator

Thank you. The next line of question comes from the line of Tim Lynch of Stonepine Capital. Please proceed.

Tim Lynch - Stonepine Capital - Analyst

Hello, guys. Thanks for taking my question. On the inventory levels, you had cited you are about six months of inventory in the channel at the end of last quarter. Where are you at the end of the third quarter in terms of months of inventory?

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

We have — you may call it a spot landing, so it is very back too normal. And as we said, we are back since the second quarter, and this is now back to normal business.

Tim Lynch - Stonepine Capital - Analyst

Is that still at six months, then?

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Yes.

Tim Lynch - Stonepine Capital - Analyst

Okay. And I want to understand. I know you guys have had the FCPA investigation, and enhanced compliance associated with that, going back to 2010. And you position as a differentiator against the other pharma companies. Haven’t most of the larger MNCs also had those Pharma-related FCPA issues in China? I’m trying to get a sense of whether our compliance programs are really differentiated from the MNCs in China, since the whole industry is —

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Yes, the big guys certainly have also a lot of FCPA programs in place. With many of our products, we compete with the local companies, particularly with ZADAXIN, where we only complete with local companies. And there, we are seeing that they need to put more focus on compliance, because of the actions of the China government — certainly not the US government, but the China government. It may not be a dramatic change, but in terms of directional, it certainly will help to level the playing field a little bit.

Tim Lynch - Stonepine Capital - Analyst

Okay. And that is very helpful. The other part of that consequence is maybe the implication, not that you’ve made it, that we might be further protected from government heavy-handed interference with the business, because the compliance programs have been in place, vis-a-vis that MNCs, which we have seen very publicly have had that issue. Do you think we are more protected than the MNCs, in terms of the Chinese government intervention in the business?

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NOVEMBER 12, 2013 / 01:30PM GMT, SCLN - Q3 2013 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

I think that is a little bit speculative, and I would be cautious to make comments in that regard. There are various ways how these names were getting into the press. The first one, GSK, was certainly very much pushed from government people, but then there were also other names more through disgruntled employees.

And I think generally, being a smaller company is probably better than being a big company, but it is very difficult, and I would not make any kind of definite or strong statement that this or that could be a benefit. It is certainly correct that, if a company has strong compliance programs overall, the risk to get into trouble is clearly less.

Tim Lynch - Stonepine Capital - Analyst

Okay. That is helpful, and fair enough. Have you seen the physicians that you deal with become more responsive to meeting with sales reps in the last month or two, as we have gotten further away from the — what may have been the apex of some of the government interactions with the MNCs in August that really peaked?

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

It is certainly on a way to get back to a more normal communication. And — but it is very multi-layered and many aspects. It has a substantial impact, if a sales rep has a 3, 4-year relationship with a physician, I think there is more trust than if you have very young sales reps, and they just met the physician once or twice before. It takes, certainly, longer before one may get to a more normal pattern of interaction. But I think there is certainly have been more professional interactions in the last four weeks then in the mid-August timeframe.

Tim Lynch - Stonepine Capital - Analyst

Okay. That is helpful. Thanks. And my last question on this issue. The Novamed business, how were their compliance programs compared to SciClone’s? As a whole new operating company we brought in, are we more exposed from their habits, procedures, people, than was the old SciClone business, which was already being improved because of the FCPA investigation?

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

I can describe the process. We did — a very specific part of our due diligence before the acquisition was about compliance procedures of Novamed. And from the day of the acquisition, we have applied the same SciClone policies and processes for the likes of both entities, SciClone and Novamed. So there is a common standard.

But I think it is also clear, as a company, we have been growing since we brought the VP compliance on board in China. I think that was a few months after the acquisition. That was a big step forward. And — but there was not a distinct SciClone versus Novamed. I think that it is probably not quite correct to describe it in that way.

Wilson Cheung - SciClone Pharmaceuticals Inc - SVP & CFO

And Tim, to supplement what Friedhelm has said, the majority of the old executives of Novamed are actually no longer with the Company. Other than — when the new management team came on board, meeting the BP compliance, with Hong being the new CEO of China Operations, myself and the China CFO on board in the last 12, 18 months, there is no longer a SciClone and Novamed employees. It is just the new SciClone company. And everyone is on the same boat. We apply the same company procedures. We don’t look at the Company’s policies any differently than the old SciClone organization.

Tim Lynch - Stonepine Capital - Analyst

Okay.

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

It is at least my view, and I would admit if people feel I may be a little biased there. But if I look back the last couple of years, when we were SciClone, there was a big step forward through the acquisition. We became, clearly, a stronger company. And in the last year, we, again, made a huge step forward, and the team which Hong now leads on the ground. We are so much more stronger in all aspects, not only a compliance. Also in running the business and understanding the business, and having more experience and senior people on the ground, that there is a huge difference in my mind.

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NOVEMBER 12, 2013 / 01:30PM GMT, SCLN - Q3 2013 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Tim Lynch - Stonepine Capital - Analyst

Okay. Thanks. And if I need to hop back in the queue, just let me know. I have two more questions. The bed debt expense, is that material? And is there anything that we should be aware of that you can point out what that is associated with? Or is it —

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Wilson, maybe you would take that?

Wilson Cheung - SciClone Pharmaceuticals Inc - SVP & CFO

Sure. The bad debt expense that we took was about $1 million for the third quarter. It basically was just an amount that we have an issue that the customer was negotiating with us on the payment, and we still have not resolved it yet. And therefore, we just booked this expense primarily due to the passage of time, and what we believe is the net realizable value as of the end of Q3. Now, if at some point in time down the road, in the next two or three months, when we — if we receive the money, then we will would reverse that bad debt provision. It’s not material in our minds.

Tim Lynch - Stonepine Capital - Analyst

Does that relate to past distributor?

Wilson Cheung - SciClone Pharmaceuticals Inc - SVP & CFO

Yes.

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Correct.

Tim Lynch - Stonepine Capital - Analyst

Okay. So this is an ongoing, recurring kind of issue with customers that you are likely to see?

Wilson Cheung - SciClone Pharmaceuticals Inc - SVP & CFO

That is correct.

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

That is absolutely correct.

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NOVEMBER 12, 2013 / 01:30PM GMT, SCLN - Q3 2013 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Tim Lynch - Stonepine Capital - Analyst

Okay. Great. Last question. Stock buyback, you bought back fair amount of stock. Seems to me it would be attractive to put the pedal to the metal even more than what you have been. Do you have any further thoughts on that? I know that the Board has continued to allocate additional funds, but just in the terms of the pace that is relevant to shareholders, it is — I would say it is moderate, not really high-speed?

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

As you know, there are two periods. During closed windows, we have a 10B5 program that can only sometimes be changed only in open windows times. The — then during open trading windows, we are certainly have a little bit more discretion about our how aggressive we repurchase. And I think the window should open again in a few days, and we will then certainly have the plan too continue toward this repurchase program. Wilson, feel free to add to that.

Wilson Cheung - SciClone Pharmaceuticals Inc - SVP & CFO

So the only thing I would add is that we still have roughly over $12 million available. Obviously, depending on the stock reaction, we have the flexibility of going back to the Board and ask for more if needed. At this point in time, we probably don’t need to do that, and we will just see how the stock reacts in the next few months, and then we can decide what is the next course of action.

Tim Lynch - Stonepine Capital - Analyst

Okay. Great. Thank you, guys, for the — answering my questions. I appreciate it.

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Sure. You’re welcome.

Operator

Thank you.

(Operator Instructions)

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Are there more questions?

Operator

There are no further questions in the queue at this time. Thank you for all your questions, ladies and gentlemen. That now concludes the question-and-answer session. I would now like to turn the conference back to Friedhelm Blobel for closing remarks.

Friedhelm Blobel - SciClone Pharmaceuticals Inc - President and CEO

Thank you very much, everybody, for participating in our quarterly conference call. Please feel free to contact us directly should you have any further questions. Have a good day. Thank you.

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NOVEMBER 12, 2013 / 01:30PM GMT, SCLN - Q3 2013 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Operator

Thank you. Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.

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